Supplement dated February 7, 2024
to Pricing Supplement dated October 31, 2023
(To Prospectus dated December 30, 2022,
Series A Prospectus Supplement dated December 30, 2022 and
Product Supplement EQUITY-1 dated December 30, 2022)
Filed pursuant to Rule 424(b)(3) Registration Statement Nos. 333-268718 and 333-268718-01
BofA Finance LLC
Capped Enhanced Return Notes
Linked to the S&P 500® Index due November 5, 2025
Fully and Unconditionally Guaranteed by Bank of America Corporation
CUSIP: 09711AX86
(the “notes”)
This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BofA Securities, Inc. and any of our or their respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.
The Starting Value for the notes was defined in the final Pricing Supplement dated October 31, 2023 (the “Final Pricing Supplement”). The Starting Value was defined as the lowest closing level of the Underlying on any Trading Day (subject to adjustment as set forth in the Final Pricing Supplement) during the Starting Value Determination Period. The closing level of the Underlying on October 31, 2023, the first day of the Starting Value Determination Period, was 4,193.80.
The Starting Value Determination Period expired on December 29, 2023. The lowest closing level of the Underlying on any Trading Day during the Starting Value Determination Period was 4,193.80, which was the closing level of the Underlying on October 31, 2023.
Therefore, the Starting Value for the notes is 4,193.80.
Documentation
You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page PS-7 of the Final Pricing Supplement, page PS-5 of product supplement EQUITY-1, page S-6 of the prospectus supplement, and page 7 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Final Pricing Supplement dated October 31, 2023: https://www.sec.gov/Archives/edgar/data/70858/000148105723009181/form424b2.htm
●	Product Supplement EQUITY-1 dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm
●	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
Our Central Index Key, or CIK, on the SEC website is 70858. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to BofA Finance LLC.